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CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE
CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE
COMMISSION.

                             MANUFACTURING AGREEMENT

               This Manufacturing Agreement (hereinafter the "Agreement"), made and effective as of the 15th day of May, 1994, by and between Merck & Co., Inc., a corporation incorporated under the laws of the State of New Jersey, U.S.A., having its office at One Merck Drive, Whitehouse Station, New Jersey 08889, U.S.A. (hereinafter referred to as "MERCK") and Koffolk, Ltd. and Philipp Brothers Chemicals, Inc., companies organized and existing under the laws of Israel and New York, respectively and having offices at P. 0. Box 1098, 61010 Tel Aviv, Israel and One Parker Plaza, Fort Lee, New Jersey 07024, U.S.A., respectively (hereinafter collectively referred to as "KOFFOLK').

                                   WITNESSETH:

               WHEREAS, KOFFOLK has experience MANUFACTURING quantities of Amprolium; and

               WHEREAS, MERCK desires to engage the facilities and services of KOFFOLK to MANUFACTURE, as defined below, for MERCK; and

               WHEREAS, KOFFOLK is willing to undertake MANUFACTURE of the PRODUCT, as defined below, for MERCK in accordance with the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties hereinafter set forth, the parties hereto agree as follows:

               The following terms are used in this Agreement and shall have the meanings set forth in this Section:

1.1 The term "PRODUCT" shall mean Amprolium, which is to be MANUFACTURED in strict accordance with current GOOD MANUFACTURING PRACTICES and the KNOW-HOW, defined below, which is to meet the specifications set forth in Schedule A and which is to be packaged as set forth in Schedule B. Schedule A may be modified from time to time by MERCK in consultation with KOFFOLK

1.2 The term "MANUFACTURE/MANUFACTURING/MANUFACTURED" except as may otherwise be agreed in writing by the parties hereto, shall mean all operations in the production, packaging, quality control testing and storage of the PRODUCT and storage of all raw materials and packaging components for PRODUCT.

1.3 The term "KNOW-HOW' shall mean information and data which MERCK has determined to be necessary to MANUFACTURE the PRODUCT, whenever disclosed to KOFFOLK, including but not limited to the information contained in the designated binders referred to as "Technical Know-How Package" listed in Schedule C, which may be modified by MERCK at any time. "KNOW-HOW' is covered within the definition of "INFORMATION" in
        Section 3.1 below and is subject to the terms of that Section.

1.4 The term "AGENCY" shall mean any applicable Israeli government regulatory authority involved in granting approvals for the MANUFACTURING of the PRODUCT in Israel.

1.5 The term "CALENDAR QUARTER" shall mean the period of each three consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.




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1.6     The term "CALENDAR YEAR" shall mean the period from January 1 through
        December 31 in a given year.

1.7 The term "AFFILIATE" shall mean (i) any corporation, company or other business entity, fifty percent (50%) or more of the voting stock of which is owned directly or indirectly by MERCK or KOFFOLK, (ii) any corporation, company or business entity, which owns, directly or indirectly, fifty percent (50%) or more of the voting stock of MERCK or KOFFOLK or (iii) any corporation, company or other business entity under the direct or indirect control of a corporation, company or business entity described in (i) or (ii).

1.8 The term "FACILITY" shall mean KOFFOLK's facility located at Plant 04, Ramat Chovav, Israel, and all KOFFOLK facilities at that location used for the MANUFACTURING and storage of PRODUCT, raw materials and packaging components.

1.9     "IMMEDIATE/IMMEDIATELY" shall mean within forty-eight (48) hours.

1.10    "PROMPT/PROMPTLY' shall mean within thirty (30) days.

1.11 The term "current GOOD MANUFACTURING PRACTICES" shall mean all laws and regulations which have jurisdiction over the MANUFACTURE of the PRODUCT at the time of MANUFACTURE, including but not limited to the Good Manufacturing Practices as specified in the United States Code of Federal Regulations, the EEC Good Manufacturing Guidelines and any other applicable laws, guidelines and/or regulations.

1.12 The term "INTERMEDIATES" shall mean isolated chemical compounds in the MANUFACTURE of the PRODUCT as stated in the KNOW-HOW.

2.      APPOINTMENTS

2.1     (a)    MERCK hereby appoints KOFFOLK to act for and on behalf of MERCK to MANUFACTURE the PRODUCT at KOFFOLK's FACILITY subject to the conditions and terms set forth herein, and KOFFOLK accepts such appointment to MANUFACTURE the PRODUCT and to do such other acts as are herein authorized. All PRODUCT MANUFACTURED in accordance with this Agreement shall be the exclusive property of MERCK and shall be supplied to MERCK or any person or entity that MERCK shall designate in writing.

        (b) During the term of this Agreement: (i) KOFFOLK shall not use the KNOW-HOW or any other information, data or material provided by MERCK hereunder or in connection with this Agreement, either in whole or part, for any purpose other than to MANUFACTURE PRODUCT for MERCK hereunder and (ii) KOFFOLK shall not sell or otherwise provide PRODUCT or any material made using any KNOW-HOW to anyone except MERCK, provided that KOFFOLK may sell INTERMEDIATES to a third party who shall agree to refrain from using such INTERMEDIATES to produce any product containing Amprolium and from providing such INTERMEDIATES to anyone else for such use.

        (c) Upon termination or natural expiration of this Agreement, and continuing for the duration of KOFFOLK's obligations of confidentiality and non-use set forth in Section 3 below and in the Confidentiality Agreement referred to in Section 3.1(h) below, KOFFOLK shall cease using the KNOW-HOW for any purpose, unless otherwise agreed to in writing by MERCK.

2.2 The appointment of KOFFOLK to MANUFACTURE is exclusive for the PRODUCT. However, MERCK shall be able to (i) manufacture PRODUCT itself up to January 1, 1996, and (ii) make other arrangements for the manufacture of PRODUCT if at any time KOFFOLK is unable to fill orders placed by MERCK under Section 7 below for three (3) consecutive months. Also, this Agreement has no effect on MERCK's right to sell its inventory of Amprolium.

2.3     (a)    The parties agree to comply with all laws and regulations of any regulatory authority necessary for MANUFACTURING of PRODUCT.
               KOFFOLK shall be responsible for obtaining all the necessary permits and licenses for the MANUFACTURE of PRODUCT. KOFFOLK agrees to prepare and file Type I and Type II Drug Master Files with the U. S. Food and Drug Administration to allow for the sale of PRODUCT in the U.S. MERCK will provide reasonable assistance to KOFFOLK in the preparation of the Type I and II Drug Master
               Files. KOFFOLK shall also undertake any actions to keep those Drug Master Files updated. KOFFOLK will fully cooperate with MERCK in connection with any filings that MERCK makes with regulatory authorities outside of the United States relating to the PRODUCT. KOFFOLK agrees to comply with all applicable regulations in order to allow for sale of PRODUCT in any market in which it may be sold.

        (b) During the term of this Agreement KOFFOLK agrees to permit MERCK to reference those Drug Master Files in connection with MERCK's filing of any supplement with the FDA, or as otherwise needed by MERCK.

        (c) During the term of this Agreement and thereafter KOFFOLK shall not permit anyone other than MERCK to reference or otherwise use the Type II Drug Master Files referred to in Section 2.3(a) above without the prior written consent of MERCK

2.4 The obligations of MERCK hereunder may be fulfilled either by MERCK or an AFFILIATE.

3.      CONFIDENTIALITY

3.1 KOFFOLK agrees that any and all KNOW-HOW or other information or data, whether written, graphic or oral which may be provided by MERCK to KOFFOLK (including any analysis, materials, product or conclusions drawn or derived therefrom) or which may be derived from or related to any visits by KOFFOLK personnel to MERCK or may be otherwise known to KOFFOLK through its visits or contact with MERCK (hereinafter individually and collectively referred to as"INFORMATION") shall be disclosed by MERCK and used by KOFFOLK subject to the following terms and conditions:

        (a) KOFFOLK shall keep all INFORMATION in confidence and will not, without MERCK's prior written consent, disclose said INFORMATION to any person or entity, except those of KOFFOLK's officers and employees who directly require said INFORMATION for fulfillment of the purpose of this Agreement. Each officer or employee to whom INFORMATION is to be disclosed shall be advised by KOFFOLK of, and be bound by the terms of this Agreement. KOFFOLK shall take all reasonable precautions to prevent INFORMATION from being disclosed to any unauthorized person or entity.

        (b) KOFFOLK shall not use, either directly or indirectly, any INFORMATION for any purpose other than to MANUFACTURE PRODUCT for MERCK hereunder without MERCK's prior written consent.

        (c) KOFFOLK's obligations of confidentiality set forth herein shall not apply to any INFORMATION which is:
               (i) possessed by KOFFOLK prior to receipt from MERCK, other than through prior disclosure by MERCK, as evidenced by KOFFOLK's written records;

               (ii) published or available to the general public other than through a breach of this Agreement or other obligation of confidentiality by KOFFOLK; or

               (iii) obtained by KOFFOLK from a third party with a valid right to disclose such INFORMATION, provided that said third party is not under a confidentiality obligation to MERCK or the disclosing party if other than MERCK.

               Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of KOFFOLK unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of KOFFOLK.

        (d) All INFORMATION, without limitation, shall remain the personal and proprietary property of MERCK. KOFFOLK shall not acquire any license or other intellectual property interest in any INFORMATION disclosed to it by MERCK. Further, disclosure of INFORMATION shall not result in any obligation to grant KOFFOLK any right in and to said INFORMATION.

        (e) Any and all discoveries and/or inventions by KOFFOLK, whether or not patentable, resulting from KOFFOLK's use of INFORMATION shall be the sole and exclusive property of MERCK. Within thirty (30) calendar days of any discovery or invention, KOFFOLK shall notify MERCK, in writing, of the event and shall assist MERCK in protecting MERCK's proprietary rights to said discovery or invention.

        (f) Upon request by MERCK, KOFFOLK shall immediately return to MERCK all INFORMATION, all notes which may have been made regarding the INFORMATION, and all copies thereof, except that KOFFOLK may retain one copy of each item of INFORMATION provided that said copy shall be retained and used solely for compliance purposes and shall be held in KOFFOLK's confidential legal files.

        (g) In the event that KOFFOLK is required by judicial or administrative process to disclose any or all of the INFORMATION, KOFFOLK shall promptly notify MERCK and allow MERCK a reasonable time to oppose such process before disclosing any INFORMATION.

        (h) The obligations of confidentiality and non-use created herein shall be binding upon KOFFOLK, its successors and assigns with respect to each successive disclosure of INFORMATION and, with respect to each disclosure, shall continue for fifteen (15) years from the date of said disclosure. The obligations of confidentiality and non-use under the Confidentiality Agreement between the parties last dated September 6, 1993 shall also continue for fifteen (15) years from the date of any disclosure under that Confidentiality Agreement.

4.      FACILITY

4.1 KOFFOLK hereby undertakes to MANUFACTURE PRODUCT at its FACILITY and store raw materials and packaging components at that FACILITY. The Facility shall meet current GOOD MANUFACTURING PRACTICES. KOFFOLK shall not change the location at which it MANUFACTURES PRODUCT without the prior written approval of MERCK. KOFFOLK may change the location at which it stores raw materials and packaging components provided that any such storage location meets current GOOD MANUFACTURING PRACTICES.

5.      EQUIPMENT

5.1 KOFFOLK agrees, at its cost, to operate the FACILITY and all equipment and machinery used, directly or indirectly, to MANUFACTURE PRODUCT in accordance with current GOOD MANUFACTURING PRACTICES and in accordance with applicable regulatory agency requirements, and to maintain said FACILITY, equipment and machinery in an acceptable state of repair and operating efficiency so as to meet specifications as set forth in Schedule A and the KNOW-HOW and all regulatory requirements. KOFFOLK will be responsible for validating the equipment and all processes and procedures involving production, cleaning, packaging and any other appropriate steps performed at the FACILITY. Such validation by KOFFOLK must meet the validation criteria set forth in the KNOW-HOW and all applicable regulatory requirements and receive all required regulatory approvals.

5.2 During the term of this Agreement, the FACILITY shall be dedicated solely to MANUFACTURING PRODUCT. However, if under Section 7.1 below MERCK places binding orders in any CALENDAR YEAR for less than [
              ] of PRODUCT, KOFFOLK shall have the option to use the FACILITY to manufacture another product provided (i) KOFFOLK may not manufacture any other product without providing written notice to MERCK in advance in order to permit MERCK to consider any potential question of cross-contamination; (ii) if MERCK identifies a potential problem of cross-contamination, the parties will meet to attempt to resolve the problem and (iii) KOFFOLK shall not manufacture any product in the FACILITY which MERCK considers to present cross-contamination problems. KOFFOLK will supply MERCK PROMPTLY with a copy of all governmental and/or regulatory submissions associated with the FACILITY. KOFFOLK will IMMEDIATELY notify MERCK in the event that it becomes aware of any risks of contamination associated with MANUFACTURING PRODUCT at the FACILITY.

6.      SUPPLY OF MATERIALS

6.1 KOFFOLK shall purchase all necessary raw materials and packaging components in adequate quantities which are required for MANUFACTURING and shipping the PRODUCT and shall perform all quality control testing on those raw materials and packaging components as set forth in the KNOW-HOW. All such packaging components and raw materials shall meet the requirements set forth in Schedule B and the KNOW-HOW, respectively. MERCK reserves the right to approve all raw materials and packaging components and shall not unreasonably withhold such approval. For the purpose of approval by MERCK, KOFFOLK will also inform MERCK in writing prior to any changes to sources of supply. KOFFOLK warrants that all packaging components and raw materials supplied hereunder shall meet the requirements of Schedule B and the KNOW-HOW, respectively, and of the applicable regulatory agencies relative to such components and materials.

7       FORECASTING, PLACING AND SCHEDULING OF ORDERS

7.1 In order that KOFFOLK may forecast production planning needs, MERCK shall submit to KOFFOLK within one hundred and twenty (120) days of each CALENDAR QUARTER a non-binding estimate of its marketing requirements of PRODUCT for that CALENDAR QUARTER. MERCK shall, at least sixty (60) days before the beginning of each month, place a binding order with KOFFOLK for the quantity of PRODUCT required by MERCK for that month and which KOFFOLK shall have ready for delivery under Section 12 below for that month. MERCK's current non-binding estimate of its yearly requirements
        of PRODUCT is between [               ]. As soon as possible after
        execution of the Agreement, MERCK will provide KOFFOLK with a non-binding estimate of its marketing requirements of PRODUCT for the following four (4) months and shall also provide its binding order of PRODUCT required by MERCK for the following two (2) months. Unless otherwise agreed to by the parties, MERCK shall place its orders in full container loads. MERCK will make its best effort to place its orders for a CALENDAR YEAR in approximately equal quarterly amounts. Notwithstanding the foregoing, KOFFOLK shall make every effort to comply with changes that MERCK wishes to make to a binding order, but shall not be held liable for its inability to do so.

8.      QUALITY

8.1 The rights conferred by this Agreement are conditioned upon KOFFOLK undertaking the MANUFACTURE of PRODUCT strictly in accordance with the KNOW-HOW, current GOOD MANUFACTURING PRACTICES and all applicable regulatory requirements. KOFFOLK recognizes the serious nature of this Agreement and warrants that it will fully comply with the undertaking set forth in the preceding sentence.

8.2 KOFFOLK may not change the process by which PRODUCT is MANUFACTURED without prior written consent of MERCK.

8.3 KOFFOLK hereby agrees that MERCK or an AFFILIATE shall have the right to have reasonable access to the FACILITY during normal business hours in order to ascertain compliance by KOFFOLK with the terms of this Agreement, including but not limited to, inspection of MANUFACTURE of PRODUCT, storage facilities for PRODUCT, raw materials and packaging components, all equipment and machinery and all records relating to such MANUFACTURE, storage, equipment and machinery. Observations and conclusions of any MERCK audit will be discussed with and then issued to KOFFOLK, and corrective action shall be agreed upon by MERCK and KOFFOLK within twenty (20) days after MERCK delivers its audit report to KOFFOLK. Such corrective action will be implemented by KOFFOLK within forty-five (45) days of MERCK and KOFFOLK having agreed to the corrective action, unless otherwise agreed by the parties.

8.4 KOFFOLK hereby agrees to advise MERCK IMMEDIATELY of any proposed or unannounced visit or inspection of the FACILITY or relating to the PRODUCT or its MANUFACTURE by any regulatory authority and will permit MERCK to be present. If MERCK is not present during such a visit or inspection KOFFOLK shall IMMEDIATELY prepare and provide MERCK with a full report, in English, of the visit or inspection. KOFFOLK shall also IMMEDIATELY provide MERCK with copies of any letters, reports or other documents issued by any regulatory authority relative to such inspection. KOFFOLK shall prepare a response to any inspection report from a regulatory authority and shall submit it to MERCK for review and concurrence prior to submission to the regulatory authority. KOFFOLK shall also advise MERCK of any regulatory issues regarding any other product made, handled or stored at any other plant at KOFFOLK's Ramat Chovav operation which would affect MANUFACTURE of the PRODUCT.

8.5 KOFFOLK shall provide MERCK, at the cost and expense of KOFFOLK, samples in reasonable quantities and with relevant documentation from each production lot of PRODUCT. KOFFOLK and MERCK shall concurrently perform, at their respective quality control laboratories, such quality control tests as are indicated in the KNOW-HOW. KOFFOLK shall make the results of its quality control tests available to MERCK as directed. MERCK shall initiate all required quality control tests within fourteen (14) days of receipt of samples and MERCK shall advise KOFFOLK of the results without undue delay. Until such time as MERCK is satisfied that KOFFOLK's quality control laboratories are routinely achieving accurate test results within tolerance limits specified in MERCK's control procedures for the PRODUCT, no production lot of PRODUCT shall be released for delivery unless specific approval has been given in writing by MERCK.
        KOFFOLK is responsible for obtaining and retaining [     ] the amount of
        PRODUCT in [      ] required for quality control release testing as
        indicated in the KNOW-HOW. KOFFOLK will perform annual stability testing at its cost in accordance with the specifications contained in the KNOW-HOW. When MERCK is satisfied that KOFFOLK routinely is reporting accurate test results within the approved tolerance limits, MERCK may inform KOFFOLK in writing that thereafter, until further notice, the PRODUCT may be released for delivery if KOFFOLK's tests, performed in accordance with procedures supplied by MERCK, show the PRODUCT to meet MERCK's acceptable quality standards. However, even after waiving such prior quality control approval, MERCK shall have the right to request representative samples of PRODUCT and KOFFOLK shall satisfy such requests. Any such waiver may be revoked at any time and shall not constitute a waiver of or affect in any way KOFFOLK obligations hereunder. KOFFOLK shall at all times ensure that PRODUCT is in conformity with the standards of quality currently applied by MERCK, and that the labels affixed to the PRODUCTS are those duly approved by MERCK and the relevant government authorities, where necessary, and shall bear the appropriate identification as may from time to time be determined by MERCK.

8.6 MERCK will specify all required labeling as agreed by the relevant government authorities, as necessary on the PRODUCT and all components and containers. KOFFOLK will comply with all specified labeling and use only labeling which has been approved in writing by MERCK in advance.

8.7 Should any production lot fail to meet the specifications set forth in Schedule A, such lot shall not be released. The loss resulting from such deficiency and the cost to dispose of or return the lot shall be borne by the party who is at fault, which shall be determined by MERCK's technical staff. If KOFFOLK does not agree with MERCK's determination of fault, the parties shall meet to attempt to resolve their differences. If the parties are unable to resolve their differences as to fault, then either party may refer the matter for final decision to a specialized firm of international reputation acceptable to both parties hereto. The decision of such firm shall be binding on both parties hereto. If MERCK is found to be at fault, it shall pay KOFFOLK the fee which it would have otherwise paid for the MANUFACTURE of the lot. If KOFFOLK is found to be at fault, it shall bear all costs for the lot. The party at fault shall pay the cost for the above-referenced specialized firm.

8.8 No PRODUCT or material made hereunder shall be re-worked unless such rework is permitted under the U.S. NADA for the PRODUCT.

8.9 KOFFOLK shall provide MERCK with quality control release certificates related to the PRODUCT for each batch. At MERCK's request, KOFFOLK shall provide MERCK with other MANUFACTURING records.

9.      RECALL

9.1 In the event MERCK or an AFFILIATE shall be required or shall voluntarily decide to recall any PRODUCT MANUFACTURED by KOFFOLK pursuant to this Agreement, then KOFFOLK shall fully cooperate with MERCK or its AFFILIATE in connection with the recall. If such recall is initiated because of a defect in the PRODUCT resulting from KOFFOLK's negligence in the MANUFACTURE or delivery of the PRODUCT, KOFFOLK will credit MERCK for the price it invoiced MERCK for all PRODUCT returned and, in addition, KOFFOLK will reimburse MERCK for all reasonable recall expenses in connection therewith.

9.2 KOFFOLK agrees to abide by all decisions of MERCK or an AFFILIATE to recall a PRODUCT and both parties shall fully cooperate with each other in the event of any recall of PRODUCT MANUFACTURED under this Agreement.

10.     COMPLAINTS

10.1 KOFFOLK and MERCK shall notify each other IMMEDIATELY if either receives any notice of a serious adverse reaction pertaining to the PRODUCT. KOFFOLK shall report monthly to MERCK all information concerning a complaint of any kind relating to the PRODUCT MANUFACTURED hereunder, its components or packaging, including but not limited to any PRODUCT quality complaint, or any side effect, injury, toxicity or sensitivity reaction.

10.2 MERCK and KOFFOLK will maintain complaint files regarding components for packaging, including but not limited to any PRODUCT quality complaints. MERCK and KOFFOLK will notify each other IMMEDIATELY of any health hazards with respect to the PRODUCT which have impacted or may impact the employees involved in the production process.

11.     PURCHASES AND COMPENSATION

11.1 From the date of this Agreement through January 31, 1995, the price that MERCK shall pay for each kilogram of PRODUCT MANUFACTURED by KOFFOLK for
        MERCK hereunder shall be [                      ] one of the following
        ports as designated per shipment by MERCK:  [                      ]
        From February 1, 1995 through December 31, 1995, the price that MERCK
        shall pay for each [               ] of PRODUCT MANUFACTURED BY KOFFOLK
        for MERCK hereunder shall be U.S. [                     ].  The period
        from the date of this Agreement through December 31, 1995 shall be referred to herein as the "INITIAL PERIOD". During said INITIAL PERIOD
        MERCK shall purchase up to a maximum of [      ] metric tons of PRODUCT.

11.2    (a)    Upon termination of the INITIAL PERIOD, and for the remainder of the term of this Agreement, the price that MERCK shall pay for
               each [             ] of PRODUCT MANUFACTURED by KOFFOLK for MERCK
               hereunder shall be [                      ]  That price may be
               adjusted only as set forth below except as otherwise agreed by
               the parties in writing. Of the U.S. [             ] amount,
               [               ] is attributed to the actual cost of the raw
               material listed on Schedule D ("RAW MATERIAL COST ELEMENT") and
               U.S. [                  ] is attributed to items other than raw
               materials ("NON-RAW MATERIAL COST ELEMENT").

        (b) If as of December 31, 1995, the cumulative actual cost of all the raw materials listed on Schedule D has increased by more than
               [              ] over the cumulative actual cost of all such
               materials as of [            ] listed on Schedule D, then within
               [              ] following [              ] KOFFOLK shall have
               the right to request MERCK to meet and discuss such increase. The
               actual cost of a [           ] of any raw material under this
               Agreement shall be determined by mulitplying the per [          ]
               purchase price of that raw material by the corresponding Factor for that raw material listed on Schedule D. For example, if the price at which raw material "X" is purchased is U.S. $1.00 per
               [          ] and the Factor for raw material "X" is .2, then the
               actual cost of raw material "X" is U.S. $0.20 per [             ]

        (c) Commencing with the 4th CALENDAR QUARTER of 1996 and every subsequent 4th CALENDAR QUARTER during the term of the Agreement, the parties shall jointly review any changes in the actual cost of the raw material slisted on Schedule D during that CALENDAR YEAR. The parties review shall include, but not be limited to, a review of KOFFOLK's documentation as to raw material costs and contracts for raw materials.

        (d) If under paragraph 11.2(c) above, the parties jointly determine that a change in the cumulative actual cost of all the raw materials has occurred, they wil then jointly determine what increase or decrease, if any, needs to be made to the RAW MATERIAL COST ELEMENT to account for that change. Any such increase or decrease shall be effective on January 1 of the following CALENDAR YEAR.

        (e) Except as provided below, commencing January 1, 1997, and any subsequent January 1 during the term of this Agreement, the NON-RAW MATERIAL COST ELEMENT will be increased or decreased in accordance with the lesser of: (i) an increase or decrease in the cumulative actual cost of the energy and labor elements of the NON-RAW MATERIAL COST ELEMENT in the prior year, to be determined as set forth in
               paragraph 11.2(f) below; or (ii) [         ] of the percentage
               increase or decrease in the Producer Price Index for Chemicals and Allied Products in the prior year, as published by U.S. Bureau of Labor Statistics. As the calculation of such increase or decrease will likely not be made until after January 1, once the calculation is made, it shall be retroactive to January 1. Between the termination of the INITIAL PERIOD and December 21,
               1996, MERCK will order a minimum of [            ] of PRODUCT.
               None of those [            ] shall be subject to any increase
               under this paragraph 11.2(e) even if they are delivered after December 31, 1996.

        (f) During the first CALENDAR QUARTER of 1997 and any subsequent first CALENDAR QUARTER during the term of this Agreement, the parties shall jointly review any changes in the cumulative actual cost of the energy and labor elements of the NON-RAW MATERIAL COST ELEMENT in the prior year. The parties review shall include, but not be limited to, a review of KOFFOLK's documentation as to energy and labor costs. If the parties jointly determine that a change in the cumulative actual cost of energy and labor has occurred, they will then jointly determine what the increase or decrease, if any, should be.

11.3 KOFFOLK shall submit an invoice covering each kilogram of PRODUCT MANUFACTURED by KOFFOLK for MERCK hereunder on the date that the PRODUCT is delivered under Section 12.3 below, and such invoice shall be accompanied by appropriate documentation evidencing performance of the invoiced activity. MERCK will pay such invoices with appropriate documentation within forty-five (45) days of MERCK's receipt of the PRODUCT.

11.4 KOFFOLK agrees that it shall keep accurate records in sufficient detail to enable the amounts due to KOFFOLK hereunder to be determined and, upon MERCK's request shall permit an independent chartered accountant, selected and paid for by MERCK, except one to whom KOFFOLK has reasonable objection, to have access during ordinary business hours to such of KOFFOLK's records as may be necessary to determine the correctness of any payment made or to be made under this Agreement. This
        right of audit shall apply to [           ] as described in Sections
        11.1 and 11.2 above. Said accountant shall not disclose to MERCK any information other than information relating to the accuracy of reports and payments made under this Agreement, and in no event are the quantities and prices to individual customers or the names of those customers to be disclosed to MERCK. In the event of a determination by the independent chartered accountant that there has been an inaccurate calculation or payment, an appropriate adjustment shall be made to the next payment by MERCK. In the event that the adjustment requires payment from KOFFOLK to MERCK, subsequent payments by MERCK shall be reduced until no further payments are due from KOFFOLK.

11.5    Commencing January 1, 1996, if during any CALENDAR YEAR of this
        Agreement MERCK orders less than [               ] of PRODUCT, MERCK
        agrees to meet with KOFFOLK to address the shortfall.

11.6 If through no fault of KOFFOLK withdrawal of PRODUCT is required by regulatory bodies in United States, France and the United Kingdom prior to January 1, 1996, MERCK and KOFFOLK will agree to negotiate in good faith, compensation for KOFFOLK's efforts.

11.7 If KOFFOLK is unable to obtain any license, permit or certificate which is necessary for it to perform its obligations hereunder or if MERCK is unable to supplement its registration for the PRODUCT in the United States, France or the United Kingdom in order to allow KOFFOLK to be MANUFACTURER of PRODUCT, the parties shall meet to determine in good faith whether the Agreement should be terminated and what, if any, compensation should be due to either party.

12.     STORAGE AND DELIVERY OF PRODUCT

12.1 KOFFOLK shall, in accordance with the KNOW-HOW, maintain adequate storage accommodations for all the raw materials, packaging components and PRODUCT.

12.2 PRODUCT which has received quality control release shall be stored by KOFFOLK in a separate segregated area.

12.3 KOFFOLK shall deliver the PRODUCT to the port and under the terms identified by MERCK.

12.4 Claims that any shipment of PRODUCT does not meet the specifications contained in Schedule A or the indicated quantity shall be made by MERCK to KOFFOLK in writing within sixty (60) days following receipt thereof. Upon the receipt of a claim from MERCK, KOFFOLK shall assay its retained sample of PRODUCT. If KOFFOLK agrees with MERCK's claim and the defect is the fault of KOFFOLK, KOFFOLK shall replace the PRODUCT. If the parties are unable to resolve their differences, then either party may refer the matter for final analysis to a specialized firm of international reputation acceptable to both parties. The analysis of such firm shall be binding on both parties hereto. The party at fault shall pay the cost for such specialized firm and any costs associated with the disposal of PRODUCT.

13.     RECORDS

13.1 All records relating to MANUFACTURING of any PRODUCT shall be retained by KOFFOLK for a period of not less than seven (7) years from the date of MANUFACTURE of each lot of PRODUCT to which said records pertain. KOFFOLK shall provide MERCK with copies of the appropriate documents for each production lot, as requested by MERCK.

14.     TERM

14.1 The term of this Agreement shall begin on the date first written above and shall continue for a period of ten years from this date, unless terminated sooner as provided for below. At least six (6) months prior to the termination date of this Agreement, the parties shall decide whether the Agreement will be extended, and if so, on what terms.

15.     TERMINATION

15 1 MERCK shall have the right to terminate this Agreement in whole or in part, in the event KOFFOLK fails to fill orders placed by MERCK under
        Section 7 above for three (3) consecutive months.

15.2 Either party shall have the right to terminate this Agreement if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

15.3 If either party materially breaches any of the provisions of this Agreement, and such breach is not cured within ninety (90) days after the giving of written notice by the other party specifying such breach, the other party shall have the right to terminate this Agreement without penalty upon a further sixty (60) days' written notice.

15.4 INFORMATION exchanged between MERCK and KOFFOLK for the MANUFACTURE of the PRODUCT shall be PROMPTLY returned to the disclosing party upon termination or natural expiration of the AGREEMENT or, at any time, upon request by the disclosing party.

15.5 In the event of the sale of the controlling interest of the business of KOFFOLK, other than through a public offering of stock for which a registration is filed with the applicable regulatory authority, or the assignment or delegation by either party of its rights or obligations hereunder in violation of Section 20 below, KOFFOLK, in the event of such sale, or either party, in the event of such assignment, shall be required to provide IMMEDIATE notice to the other party and said other party shall have the right to terminate this Agreement within forty-five
        (45) days of receipt of such notice. Any notice of termination must be in writing and shall give rise to immediate termination of the Agreement. Furthermore, no penalty shall be due either party if the other party terminates pursuant to this Paragraph.

15.6 KOFFOLK shall not be entitled in connection with the termination or natural expiration of this Agreement, in accordance with its terms, to claim any indemnity, reimbursement or compensation for alleged losses of clientele, good will, loss of profits on anticipated sales or the like, and MERCK shall have no liability for losses or damages which might result from said termination or natural expiration of the Agreement. KOFFOLK acknowledges that it had decided and will decide on all investment expenditures and commitments in full awareness of the possibility of losses or damages resulting from termination or natural expiration of the Agreement and is willing to bear the risk thereof.

15.7 Upon termination of this Agreement, the provisions of Sections 2.1(c), 2.3(c), 3, 9, 10, 11.4, 12.4, 13, 15.4, 15.6, 15.7, 18, 21, 22, 23-27,
        29 and 30 shall survive. The definitions in Section 1 above needed for the above surviving provisions shall also survive.

16.     AMENDMENTS

16.1 No modifications, changes, alterations, or additions to this Agreement shall be effective unless in writing, properly executed by authorized representatives of both parties, and identified as an Amendment to this Agreement.

17.     FORCE MAJEURE

17.1 Unless expressly provided for within this Agreement, neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to force majeure, which shall include, without limitation, fire, flood, explosion, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo, or failures or delays in transportation, strikes or labor disputes affecting supplies, or acts of God, civil riot or insurrection, war, acts of the Government or any agency thereof judicial action or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement. Specifically excluded from this definition are those acts of Government (of the U.S. or Israel) or any agency thereof or judicial action which could have been avoided by compliance with such laws or regulations, publicly available and reasonably expected to be known by KOFFOLK or MERCK

17.2 Paragraph 17.1 shall not be available, however, to any party who fails to use reasonable diligence to remedy, remove or mitigate such cause and the effects thereof in an adequate manner and with all reasonable dispatch. The requirement that any force majeure hereunder and the effects thereof be remedied, removed or mitigated with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.

17.3 The party affected by any such force majeure shall promptly notify the other, explaining the nature, details and expected duration thereof Such party shall also advise the other from time to time as to when the other can expect the affected party to resume performance in whole or in part of its obligations hereunder, as well as notify the other at the expiration of any such force majeure. If a party anticipates that force majeure may occur, including but not limited to a strike, that party shall also promptly notify the other explaining the nature, details and expected duration thereof Should any force majeure excusing performance hereunder result in a delay in performance or nonperformance in whole or in part which extends for a period exceeding ninety (90) days, either party may terminate this Agreement after such ninety (90) days on fifteen (15) days prior written notice.

18.     INDEMNITY

18.1 KOFFOLK shall indemnify and hold MERCK and its AFFILIATES harmless from and against any and all claims, losses, liabilities and expenses (including but not limited to reasonable lawyers' fees and other litigation costs) arising out of or resulting from KOFFOLK's (i) negligence or failure to follow the KNOW-HOW, including but not limited to the specifications contained therein, in the MANUFACTURE of PRODUCT;
        (ii) use of raw materials and packaging components, storage and disposal of PRODUCT, raw materials or packaging components in the MANUFACTURE of PRODUCT; or (iii) sale or provision of INTERMEDIATES to third parties under Section 2.1(b) above. MERCK shall indemnify and hold KOFFOLK and its AFFILIATES harmless from and against any and all claims, losses, liabilities and expenses (including but not limited to reasonable lawyers' fees and other litigation costs) arising out of or resulting from MERCK's negligence hereunder.

18.2 Each party agrees to give the other prompt written notice of any claims made, for which the other might be liable under the foregoing indemnification, together with the opportunity to defend, negotiate, and settle such claims. The party seeking indemnification under this Agreement shall provide the other party with all information in its possession, authority, and assistance to enable the indemnifying party to carry on the defense of such suit.

18.3 Neither party shall be responsible or bound by any settlement made without its prior written consent.

19.     COOPERATION

19.1 Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary to effect the purpose of this Agreement and to carry out its provisions.

19.2 At MERCK's written request, KOFFOLK shall cooperate with MERCK and provide such information as may be necessary to secure a duty suspension for the PRODUCT or any formulation derived from or a precursor to the PRODUCT in any jurisdiction where duty suspensions are allowed by law, regulation or authorized procedures. Any cost reductions derived from the award of any such duty suspension shall inure solely to MERCK.

20.     ASSIGNMENT/DELEGATION

20.1 This Agreement shall not be assignable by KOFFOLK, other than to an AFFILIATE, nor shall the obligations of KOFFOLK be delegatable without the prior written consent of MERCK, which consent shall not be unreasonably withheld. Any such attempted assignment or delegation by KOFFOLK without such prior written consent shall be void. If approved in writing by an authorized representative of MERCK, then once assigned or delegated, all of the provisions of this Agreement and all rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and assigns of KOFFOLK. In addition, in the event KOFFOLK seeks and obtains MERCK's consent to assign or delegate its rights or obligations to another party, the obligations of the assignee or transferee must be guaranteed in writing by KOFFOLK. At the sole discretion of MERCK, this guarantee of obligations may include the posting of a performance bond or establishment of an escrow account to guarantee performance.

20.2 MERCK retains the right to assign its rights or delegate its obligations under this Agreement to a third party without the consent of KOFFOLK. In the event of such an assignment or delegation, all of the provisions of this Agreement and all rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and assigns of MERCK

21.     RELATIONSHIP CREATED

21.1 The relationship between KOFFOLK and MERCK is that of an independent contractor and a customer, respectively, and under no circumstances shall either party, its agents or employees be deemed agents or representatives of the other party. Neither party shall have the right to enter into any contracts or commitments in the name of or on behalf of the other party in any respect whatsoever. In addition, neither party shall hold itself out to anyone, or otherwise represent, that it has any such authority vis-a-vis the other party.

21.2 Nothing herein shall be construed as granting any license or right under any patent, trademark or KNOW- HOW or other right of either party, by implication or otherwise, to the other.

22.     INSURANCE

22.1 During the term of this Agreement KOFFOLK will maintain general/comprehensive liability including products liability insurance in an amount not less than one million dollars per occurrence and five million dollars in the aggregate. Such policy shall name Merck & Co., Inc. as an "Additional Insured". KOFFOLK shall provide Certificates of Insurance evidencing said insurance, which will be placed with insurers acceptable to MERCK, and KOFFOLK shall provide written notice to MERCK at least thirty (30) days prior to cancellation, non-renewal or material change in such insurance.

23.     JURISDICTION

23.1 This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise be resolved in accordance with the substantive laws of the State of New York, United States of America, without reference to any rules of conflict of laws or renvoi. In the event of any controversy or claim arising our of or relating to this Agreement, performance hereunder, termination hereof, or relationship created hereby, each party irrevocably submits to the exclusive jurisdiction of the courts of the Supreme Court of the State of New York and the U.S. District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue in the courts of New York as stated above and that any such action was brought in an inconvenient forum. Notwithstanding the foregoing, in the event of a threatened disclosure in violation of this Agreement, MERCK shall have the right to seek injunctive relief from any competent court in the jurisdiction where the disclosure is threatened to prevent such disclosure pending resolution of the merits of the dispute.

24.     HEADINGS

24.1 The headings used in this Agreement are intended for convenience only and shall not be considered part of the written understanding between the parties and shall not affect the construction of the Agreement.

25.     ENTIRE AGREEMENT

25.1 This Agreement and the attached Schedules constitute the entire Agreement between the parties relating to the subject matter hereof and all prior proposals, discussions, and writings by and between the parties and relating to the MANUFACTURING of the PRODUCT are superseded, except that the Confidentiality Agreement between the parties last dated September 6,1993 and the Letter Agreement between MERCK and Philipp Brothers Chemicals, Inc. last dated February 7,1994 shall continue in effect for all information communicated by MERCK under those Agreements. As set forth in Section 3.1(h) above, the term of confidentiality and non-use in the Confidentiality Agreement has been changed to fifteen (15) years from disclosure.

25.2 All work performed by KOFFOLK for MERCK shall be subject to the provisions of this AGREEMENT and attached Schedules and shall not be subject to the terms and conditions contained in any purchase order of MERCK or confirmation of KOFFOLK except insofar as any such purchase order or confirmation provides the identity of PRODUCT, delivery date and place of delivery and labeling or packaging changes.

26.     WAIVER

26.1 Failure by MERCK or KOFFOLK at any time to enforce any of the terms or conditions of this Agreement shall not affect or impair such terms or conditions in any way, or the right of MERCK or KOFFOLK at any time to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.

27.     SEVERABILITY

27.1 If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected but shall be valid and enforced to the fullest extent permitted by law. The parties hereto shall use best efforts to substitute a valid, legal and enforceable provision which, in so far as practical, implements the purpose hereof.

28.     WASTE

28.1 KOFFOLK shall assume responsibility for disposing of all waste and rejected raw material, components, or PRODUCT generated during the performance of this Agreement in accordance with all applicable governmental laws, rules and regulations.

29.     ENVIRONMENTAL

29.1 KOFFOLK will comply with all applicable governmental laws, rules and regulations as well as any other applicable laws, rules and regulations, including but not limited to those relating to the protection of human health and the environment.

29.2 KOFFOLK agrees to indemnify, defend, and hold harmless MERCK, its employees, agents, heirs and assigns from and against any and all damage, claim, liability, or loss, including reasonable attorneys' and other fees, arising out of or in any way connected to (1) any condition in, on, or near the FACILITY; or (2) any condition caused by KOFFOLK, its employees or agents or arising out of or in any way connected to any act or omission whatsoever of KOFFOLK, and/or with KOFFOLK's operations, employees or agents. KOFFOLK's duty of indemnification shall include, but not be limited to, damage, liability, or loss pursuant to any applicable government's environmental laws; or pursuant to claims for injury to person or damage to property including natural resources and further including claims for environmental investigation and/or remediation of property at or around the FACILITY or any off-site location where material from the FACILITY may have been transported or otherwise came to be located. This provision will not be construed, nor interpreted as an assumption of acknowledgment by KOFFOLK of any obligation to any person or entity other than MERCK. KOFFOLK has the option of selecting the attorneys for the defense of claims under this provision. MERCK may elect to have its own attorneys as additional counsel, in which case MERCK shall be responsible for the fees of said attorneys. KOFFOLK shall have a continuing obligation to fully cooperate with MERCK in the defense of any such claim. If MERCK's negligence is the sole cause of the referred damage, claim, liability or loss, KOFFOLK shall not be required to indemnify MERCK.

30.     NOTICE

30.1 All notices and demands required or permitted to be provided under the terms of this Agreement shall be in writing and in English unless otherwise expressly provided in this Agreement and shall be conclusively presumed for all purposes of this Agreement to be given or made at the time the same is received by one of the parties via certified mail, return receipt requested with sufficient first-class postage, prepaid, addressed as follows:

         If to KOFFOLK:
         Koffolk, Ltd.
         P.0. Box 1098
         61010 Tel Aviv, Israel
         Telephone:        (011) 972-3-921-9961
         Panafax:          (011) 972-3-923-0341
         Attention:        Avraham Raz

         Philipp Brothers Chemicals, Inc.
         One Parker Plaza
         Fort Lee, New Jersey 07024 U.S.A.
         Telephone:        (201) 944-6020
         Panafax:          (201) 944-5937
         Attention:        Jack C. Bendheim

         If to MERCK:
         Merck & Co., Inc.
         One Merck Drive
         Whitehouse Station, New Jersey 08889 U.S.A.
         Telephone: (908) 423-3068
         Panafax:  (908) 735-1106
         Attention:        Vice President, Business Affairs, Merck Manufacturing
                           Division

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their representatives duly authorized as of the day and year first above written.

MERCK & CO.

By:  /s/
Title:  V.P.

KOFFOLK, LTD.
By:  /s/
Title:  G.M.

PHILIPP BROTHERS CHEMICALS, INC.
By:  /s/_Jack_C._Bendheim
Title:  President

Schedule A

Specifications

CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[                                ]

Schedule B

Packaging

CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[                              ]

Schedule C

Technical Know-How Package

CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[                               ]

Schedule D

Raw Material Costs

CONFIDENTIAL TREATMENT REQUESTED FOR ALL BRACKETED ([]) INFORMATION. THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

[                               ]